EXHIBIT I

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, par value $0.01 per share, of NETSTREIT Corp. will be filed on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 19, 2026

MILLENNIUM MANAGEMENT LLC

By:	/s/ Gil Raviv
Name: Gil Raviv
Title: Global General Counsel

MILLENNIUM GROUP MANAGEMENT LLC

By:	/s/ Gil Raviv
Name: Gil Raviv
Title: Global General Counsel

/s/ Israel A. Englander
Israel A. Englander